SCHEDULE 14A

(Rule 14A-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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FIRSTMERIT CORPORATION

(Name of Registrant as Specified in its Charter)

XXXXXXXXXXXXXXXX

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[FMER letterhead]

Dear Fellow Shareholder:

The April 18, 2001 Annual Meeting of Shareholders is just days away. I am writing to ask for your support to defeat Proposal 2, which requests FirstMerit to take certain actions regarding a possible sale of the Company. Your Board of Directors unanimously recommends that you vote AGAINST this proposal because it represents bad business and bad strategy. Adoption of Proposal 2 would not be in the best interests of you, FirstMerit’s shareholders and, in fact, could harm the value of your investment.

I urge you to consider the following:

[ ]	The adoption of Proposal 2 would result in uncertainty among customers and employees concerning the Company’s future.

[ ]	The uncertainty resulting from the adoption of Proposal 2 could hurt FirstMerit’s ability to attract and retain customers; could make it harder for us to hire qualified personnel; and could interfere with our ability to do business with third parties such as vendors and suppliers.

[ ]	Institutional Shareholder Services (ISS), the nation’s leading proxy advisory firm, whose clients include many of the country’s leading institutional investors, mutual funds and other fiduciaries, recommends that you vote against Proposal 2. ISS noted FirstMerit’s increasing return on equity over the last three years and stated that FirstMerit “has outlined a reasonable strategic plan of action to enhance shareholder value.”

In short, we believe that the adoption of Proposal 2 would not maximize returns for FirstMerit’s shareholders. We believe Proposal 2 could harm the value of our Company.

Act now to protect your investment in FirstMerit. We urge you to vote AGAINST
Proposal 2 on the enclosed proxy card, then sign and date the card and return it in the enclosed postage-paid envelope TODAY.

I look forward to seeing you at the Annual Meeting of Shareholders and thank you for your continuing support.

On behalf of the Board of Directors,

John R. Cochran
Chairman and Chief Executive Officer

Important:

We urge you to vote AGAINST Proposal 2. If you have previously returned a proxy card voting for Proposal 2 in error you may change your vote by voting AGAINST Proposal 2 and signing, dating and returning the enclosed proxy card today. Only your latest dated proxy will be counted.

IF YOU HAVE ANY QUESTIONS OR REQUIRE ANY ASSISTANCE IN VOTING YOUR SHARES,
PLEASE CONTACT: INNISFREE M&A INCORPORATED

1-888-750-5834